As filed with the United States Securities and Exchange Commission on March 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-1669692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Technology Park Drive
Westford, Massachusetts 01886

(978) 614-8100
(Address, including zip code, of principal executive offices)

RIBBON COMMUNICATIONS INC.

RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENTS

(Full title of the plans)

Justin Ferguson

Executive Vice President, General Counsel and Corporate Secretary

4 Technology Park Drive
Westford, Massachusetts 01886

(978) 614-8100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	5,212,963	(2)	$2.31	(2)	$12,041,944.53	$1,563.04

(1)           Represents shares of common stock reserved for issuance pursuant to the restricted share unit inducement award agreements to be entered into with Bruce McClelland as a material inducement for his employment with the Registrant. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0,0001 per share (“Common Stock”) of the Registrant which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Common Stock.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 12, 2020.

EXPLANATORY NOTE

This registration statement registers 5,212,963 shares of common stock that may be issued pursuant to the restricted share unit inducement award agreements entered into with Bruce McClelland (the “Inducement Awards”) as a material inducement for his employment with the Registrant. The Inducement Awards were approved by the compensation committee of the Registrant’s board of directors in reliance on the employment inducement exception to shareholder approval provided under Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020;

(b)          The Registrant’s Current Report on Form 8-K filed with the Commission on January 2, 2020;

(c)          The Registrant’s Current Report on Form 8-K filed with the Commission on January 28, 2020;

(d)          The Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2020;

(e)          The Registrant’s Current Report on Form 8-K filed with the Commission on February 19, 2020;

(f)           The Registrant’s Current Report on Form 8-K filed with the Commission on March 3, 2020;

(g)          The Registrant’s Current Report on Form 8-K filed with the Commission on March 4, 2020; and

(h)          The description of the Registrant’s Common Stock, which is contained the Registrant’s prospectus filed with the Commission on September 22, 2017, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, including any amendments or reports filed for purposes of updating such description, including the Description of Capital Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, provided, however, that to the extent required from time to time by applicable law, the Registrant’s certificate of incorporation does not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation and by-laws provide that the Registrant will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of being or having been a director or officer of the Registrant or, while a director or officer of the Registrant, serving or having served at the Registrant’s request as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, any excise taxes or penalties and amounts paid in settlement pursuant to the Employee Retirement Income Security Act of 1974, as may be amended from time to time) reasonably incurred or suffered by him in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent.  The right to indemnification does not apply to any proceeding initiated by such persons unless the initiation of the proceeding was approved by the Registrant’s board of directors.

The Registrant maintains a general liability insurance policy which covers certain liabilities of its directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

The Registrant has generally entered into indemnification agreements with its directors and officers.  These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts, actually and reasonably incurred by a director or officer in any action or proceeding arising out of his service as one of the Registrant’s directors or officers, or as a director, partner, trustee, officer, employee or agent of another entity at the Registrant’s request.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K12B, filed October 30, 2017 with the SEC).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 28, 2017 with the SEC).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K, filed March 8, 2018 with the SEC).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Ribbon Communications Inc.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

99.1*	Restricted Stock Unit Award Agreement with Bruce McClelland (Time Vesting)

99.2*	Restricted Stock Unit Award Agreement with Bruce McClelland (Performance Vesting).

*Filed herewith.

Item 9.         Undertakings.

(a)       The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-8, and the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, Commonwealth of Massachusetts, on this 16th day of March, 2020.

RIBBON COMMUNICATIONS INC.

By:	/s/ Justin Ferguson
Justin Ferguson
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daryl E. Raiford and Justin Ferguson, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce McClelland	President, Chief Executive Officer and Director (principal executive officer)	March 16, 2020
Bruce McClelland

/s/ Daryl E. Raiford	Executive Vice President and Chief Financial Officer (principal financial officer)	March 16, 2020
Daryl E. Raiford

/s/ Eric Marmurek	Senior Vice President and Chief Accounting Officer (principal accounting officer)	March 16, 2020
Eric Marmurek

/s/ Richard J. Lynch	Director	March 16, 2020
Richard J. Lynch

/s/ Stewart Ewing	Director	March 16, 2020
Stewart Ewing

/s/ Bruns H. Grayson	Director	March 16, 2020
Bruns H. Grayson

/s/ Beatriz V. Infante	Director	March 16, 2020
Beatriz V. Infante

/s/ Kent J. Mathy	Director	March 16, 2020
Kent J. Mathy

/s/ Krish Prabhu	Director	March 16, 2020
Krish Prabhu

/s/ Scott E. Schubert	Director	March 16, 2020
Scott E. Schubert

/s/ Richard W. Smith	Director	March 16, 2020
Richard W. Smith